UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 12)*

Evolve Transition Infrastructure LP
(Name of Issuer)

COMMON UNITS
(Title of Class of Securities)

30053M104
(CUSIP Number)

Adrienne Saunders
General Counsel
c/o Stonepeak Infrastructure Partners
55 Hudson Yards
550 W. 34th St., 48th Floor
New York, NY 10001
212-907-5100
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

July 30, 2021
(Date of Event which Requires Filing of this Statement)

If the filing persons has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐
Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.
* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAMES OF REPORTING PERSONS
SP COMMON EQUITY SUBSIDIARY LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
4,509,792

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
4,509,792

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,509,792

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
5.2%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

1	NAMES OF REPORTING PERSONS
STONEPEAK CATARINA HOLDINGS LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
71,151,056 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
71,151,056 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
71,151,056 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
73.7%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO, HC

1.	This amount includes approximately 9,751,514 Common Units that the Reporting Person currently has the right to acquire upon exercise of the Warrant.

1	NAMES OF REPORTING PERSONS
STONEPEAK TEXAS MIDSTREAM HOLDCO LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
71,151,056 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
71,151,056 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
71,151,056 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
73.7%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO, HC

1.	This amount includes approximately 9,751,514 Common Units that the Reporting Person currently has the right to acquire upon exercise of the Warrant.

1	NAMES OF REPORTING PERSONS
STONEPEAK CATARINA UPPER HOLDINGS LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
71,151,056 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
71,151,056 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
71,151,056 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
73.7%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO, HC

1.	This amount includes approximately 9,751,514 Common Units that the Reporting Person currently has the right to acquire upon exercise of the Warrant.

1	NAMES OF REPORTING PERSONS
STONEPEAK INFRASTRUCTURE FUND (ORION AIV) LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
71,151,056 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
71,151,056 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
71,151,056 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
73.7%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN, HC

1.	This amount includes approximately 9,751,514 Common Units that the Reporting Person currently has the right to acquire upon exercise of the Warrant.

1	NAMES OF REPORTING PERSONS
STONEPEAK ASSOCIATES LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
71,151,056 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
71,151,056 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
71,151,056 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
73.7%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO, HC

1.	This amount includes approximately 9,751,514 Common Units that the Reporting Person currently has the right to acquire upon exercise of the Warrant.

1	NAMES OF REPORTING PERSONS
STONEPEAK GP HOLDINGS LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
71,151,056 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
71,151,056 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
71,151,056 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
73.7%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN, HC

1.	This amount includes approximately 9,751,514 Common Units that the Reporting Person currently has the right to acquire upon exercise of the Warrant.

1	NAMES OF REPORTING PERSONS
STONEPEAK GP INVESTORS LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
71,151,056 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
71,151,056 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
71,151,056 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
73.7%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO, HC

1.	This amount includes approximately 9,751,514 Common Units that the Reporting Person currently has the right to acquire upon exercise of the Warrant.

1	NAMES OF REPORTING PERSONS
STONEPEAK GP INVESTORS MANAGER LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
71,151,056 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
71,151,056 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
71,151,056 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
73.7%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO, HC

1.	This amount includes approximately 9,751,514 Common Units that the Reporting Person currently has the right to acquire upon exercise of the Warrant.

1	NAMES OF REPORTING PERSONS
MICHAEL DORRELL

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
71,151,056 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
71,151,056 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
71,151,056 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
73.7%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN, HC

1.	This amount includes approximately 9,751,514 Common Units that the Reporting Person currently has the right to acquire upon exercise of the Warrant.

Item 1.	Security and Issuer

Item 1 of the Schedule 13D is hereby amended by adding the following:

This Amendment No. 12 to Schedule 13D (“Amendment No. 11”) is being filed by the undersigned, pursuant to §240.13d-2(a), with respect to the Common Units (the “Common Units”) of Evolve Transition Infrastructure LP (the “Issuer” or the “Partnership”) that the Reporting Persons are deemed to beneficially own. The Issuer’s principal executive offices are located at 1360 Post Oak Blvd, Suite 2400, Houston, TX, 77056. This Amendment No. 12 amends and supplements the statement on the Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on October 26, 2015, as amended by Amendment No. 1, filed with the SEC on January 27, 2017, Amendment No. 2, filed with the SEC on February 22, 2017, Amendment No. 3, filed with the SEC on May 31, 2017, Amendment No. 4 filed with the SEC on February 4, 2019, Amendment No. 5, filed with the SEC on August 6, 2019, Amendment No. 6, filed with the SEC on September 4, 2020, Amendment No. 7, filed with the SEC on September 9, 2020, Amendment No. 8, filed with the SEC on October 5, 2020, Amendment No. 9, filed with the SEC on November 18, 2020, Amendment No. 10, filed with the SEC on February 1, 2021, and Amendment No. 11 filed with the SEC on May 4, 2021 (collectively the “Schedule 13D”). Except as specifically provided herein, this Amendment No. 12 does not modify any of the information previously reported in the Schedule 13D. Capitalized terms used herein and not otherwise defined in this Amendment No. 12 have the meanings set forth in the Schedule 13D.

Item 4.	Purpose of Transaction

Item 4 of the Schedule 13D is hereby amended by adding the following:

Pursuant to Stonepeak Catarina’s right under the Letter Agreement described in Amendment No. 9, on April 30, 2021, SP Holdings, a wholly-owned subsidiary of Stonepeak Catarina and the sole member of the General Partner, provided notice to the Board of its election to receive the second quarter 2021 quarterly distribution on the Class C Preferred Units in the form of Common Units (in lieu of payment-in-kind Class C Preferred Units), pursuant to which Stonepeak Catarina will acquire 8,012,850 Common Units on August 20, 2021.

Item 5.	Interest in Securities of the Issuer

Item 5(a) - (c) of the Schedule 13D is hereby amended by adding the following:

(a) As of the date hereof, each of the Catarina Reporting Persons may be deemed the beneficial owner of 71,151,056 Common Units, which amount represents approximately 73.7% of the outstanding Common Units. This amount includes: (i) 56,889,750 Common Units held directly by Stonepeak Catarina; (ii) approximately 9,751,514 Common Units that the Catarina Reporting Persons currently have the right to acquire upon exercise of the Warrant held directly by Stonepeak Catarina; and (iii) 4,509,792 Common Units held directly by SPCE Sub. As of the date hereof, SPCE Sub may be deemed the beneficial owner of 4,509,792 Common Units, which amount represents approximately 5.2% of the outstanding Common Units.

The foregoing beneficial ownership percentages are based on the sum of (i) 86,736,365 Common Units outstanding as provided by the Issuer, plus, (ii) for purposes of calculating the Catarina Reporting Persons’ beneficial ownership pursuant to Rule 13d-3(d)(i) under the Act, the approximately 9,751,514 Common Units currently issuable upon exercise of the Warrant, for approximately 96,487,879 Common Units outstanding.

(b) The Catarina Reporting Persons have shared voting power and shared dispositive power with regard to the 56,889,750 Common Units held directly by Stonepeak Catarina and the approximately 9,751,514 Common Units that the Catarina Reporting Persons currently have the right to acquire upon exercise of the Warrant held directly by Stonepeak Catarina. The Reporting Persons have shared voting power and shared dispositive power with regard to the 4,509,792 Common Units held directly by SPCE Sub.

(c) The response to Item 4 of this Amendment No. 12 is incorporated by reference herein. Except as set forth in the Amendment No. 12, there were no transactions in Common Units by the Reporting Persons since the most recent filing of Schedule 13D by the Reporting Persons.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

SP COMMON EQUITY SUBSIDIARY LLC
By: STONEPEAK CATARINA HOLDINGS LLC, its sole member
By: STONEPEAK TEXAS MIDSTREAM HOLDCO LLC, its managing member
By: STONEPEAK ASSOCIATES LLC, its managing member
By: STONEPEAK GP HOLDINGS LP, its sole member
By: STONEPEAK GP INVESTORS LLC, its general partner
By: STONEPEAK GP INVESTORS MANAGER LLC, its managing member
By: /s/ Michael Dorrell
Name: Michael Dorrell
Title: Managing Member

STONEPEAK CATARINA HOLDINGS LLC
By: STONEPEAK TEXAS MIDSTREAM HOLDCO LLC, its managing member
By: STONEPEAK ASSOCIATES LLC, its managing member
By: STONEPEAK GP HOLDINGS LP, its sole member
By: STONEPEAK GP INVESTORS LLC, its general partner
By: STONEPEAK GP INVESTORS MANAGER LLC, its managing member
By: /s/ Michael Dorrell
Name: Michael Dorrell
Title: Managing Member

STONEPEAK TEXAS MIDSTREAM HOLDCO LLC
By: STONEPEAK ASSOCIATES LLC, its managing member
By: STONEPEAK GP HOLDINGS LP, its sole member
By: STONEPEAK GP INVESTORS LLC, its general partner
By: STONEPEAK GP INVESTORS MANAGER LLC, its managing member
By: /s/ Michael Dorrell
Name: Michael Dorrell
Title: Managing Member

STONEPEAK CATARINA UPPER HOLDINGS LLC
By: STONEPEAK INFRASTRUCTURE FUND (ORION AIV) LP, its managing member
By: STONEPEAK ASSOCIATES LLC, its general partner
By: STONEPEAK GP HOLDINGS LP, its sole member
By: STONEPEAK GP INVESTORS LLC, its general partner
By: STONEPEAK GP INVESTORS MANAGER LLC, its managing member
By: /s/ Michael Dorrell
Name: Michael Dorrell
Title: Managing Member

STONEPEAK INFRASTRUCTURE FUND (ORION AIV) LP
By: STONEPEAK ASSOCIATES LLC, its general partner
By: STONEPEAK GP HOLDINGS LP, its sole member
By: STONEPEAK GP INVESTORS LLC, its general partner
By: STONEPEAK GP INVESTORS MANAGER LLC, its managing member
By: /s/ Michael Dorrell
Name: Michael Dorrell
Title: Managing Member

STONEPEAK ASSOCIATES LLC
By: STONEPEAK GP HOLDINGS LP, its sole member
By: STONEPEAK GP INVESTORS LLC, its general partner
By: STONEPEAK GP INVESTORS MANAGER LLC, its managing member
By: /s/ Michael Dorrell
Name: Michael Dorrell
Title: Managing Member

STONEPEAK GP HOLDINGS LP
By: STONEPEAK GP INVESTORS LLC, its general partner
By: STONEPEAK GP INVESTORS MANAGER LLC, its managing member
By: /s/ Michael Dorrell
Name: Michael Dorrell
Title: Managing Member

STONEPEAK GP INVESTORS LLC
By: STONEPEAK GP INVESTORS MANAGER LLC, its managing member
By: /s/ Michael Dorrell
Name: Michael Dorrell
Title: Managing Member

STONEPEAK GP INVESTORS MANAGER LLC
By: /s/ Michael Dorrell
Name: Michael Dorrell
Title: Managing Member

August 3, 2021

Attention: Intentional misstatements or omissions of act constitute federal violations (see 18 U.S.C. 1001).